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                                                                     EXHIBIT 1.2

                                   CHARTER OF
                  TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

                                   CHAPTER I
                         CHARACTERISTICS OF THE COMPANY

          Art. 1 - TELE CENTRO OESTE CELULAR PARTICIPACOES S.A., a corporation, controlling shareholder of the companies that provide Cellular Mobile Service in Concession Area 7, in the areas served by Telebrasilia Celular S.A., Telegoias Celular S.A. (Goias and Tocantins), Telems Celular S.A. (Mato Grosso do Sul), Telemat Celular S.A. (Mato Grosso), Teleacre Celular S.A. (Acre) and Teleron Celular S.A. (Rondonia).

          Art. 2 - The purposes of the Company are:

          I. to exercise control over companies providing Cellular Mobile Service in Concession Area 7;

          II. to promote, through subsidiaries or affiliates, the expansion and establishment of mobile telephone services in its concession area;

          III. to promote, carry out or direct the acquisition of funds from internal or external sources to be used by the Company or by its subsidiaries;

          IV. to promote and foster study and research activities aimed at the development of the mobile telephone sector;

          V. to provide, through subsidiaries or affiliates, specialized technical services in the mobile telephone sector;

          VI. to promote, foster, and coordinate, through its subsidiaries or affiliates, the education and training of the personnel required in the mobile telephone sector;

          VII. to carry out and promote the importation of goods and services for its subsidiaries or affiliates;

          VIII. to carry out other activities that are similar or related to its corporate purposes; and

          IX.   to invest in shares of other companies.

          Art. 3 - The principal office and jurisdiction of the Company is situated in the Federal District, and the Company may, by decision of the Board of Directors, open or close subsidiaries, agencies, branches, offices, departments and representative offices anywhere in Brazil or abroad.

          Art. 4 - The duration of the Company is indefinite.
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                                   CHAPTER II
                               CORPORATE CAPITAL

          Art. 5 - The corporate capital, fully subscribed and paid in, is one hundred ninety two million, sixty five thousand, five reais and sixty one centavos (R$192,065,005.61), represented by three hundred thirty four billion, three hundred ninety nine million, twenty seven thousand, five hundred and ninety two (334,399,027,592) shares, consisting of one hundred twenty four billion, three hundred sixty nine million, thirty thousand, five hundred and thirty two (124,369,030,532) registered common shares and two hundred ten billion, twenty nine million, nine hundred ninety seven thousand and sixty 10,029,997,060) registered preferred shares, all without par value.

          Art. 6 - The Company is authorized to increase its capital, by decision of the Meeting of Shareholders, up to seven hundred billion (700,000,000,000) shares of common or preferred stock.

          Sole Paragraph - Within the limit on the authorized capital provided for herein, the Meeting of Shareholders may grant stock purchase options to its managers and employees and to individuals who perform services on behalf of the Company or its subsidiaries.

          Art. 7 - The corporate capital is represented by common and preferred shares, without par value, and the Company is not required to maintain the proportions of common and preferred shares when the corporate capital is increased, subject to applicable law and this Charter.

          Art. 8 - The shareholders may decide to eliminate preemptive rights to subscribe to shares, convertible debentures and subscription rights that are to be:
          I.    placed by public issue or sale on a stock exchange;

          II. exchanged for shares in a public offer for acquisition of control, as provided in Arts. 257 and 263 of the Corporation Law; or

          III. issued to take advantage of tax incentives, as provided by special law.

          Art. 9 - Each common share is entitled to one vote at meetings of shareholders.

          Art. 10 - Preferred shares are not entitled to voting rights except as provided in the sole paragraph of Art. 12 of this Charter but are entitled to priority in the repayment of corporate capital, without premium, and in the payment of minimum non-cumulative dividends of six percent per year, on the amount computed by dividing the corporate capital by the total number of shares of the Company.

          Sole Paragraph - Preferred shares will become entitled to vote if the Company fails to pay the minimum dividends as provided herein for a period of three consecutive years.
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          Art. 11 - Shares of the Company shall be in book entry form, shall be held on deposit, with a financial institution in the names of the owners and shall not be certificated.

                                  CHAPTER III
                           MEETINGS OF SHAREHOLDERS

          Art. 12 - In addition to the powers granted to the Meeting of Shareholders by law, only the Meeting of Shareholders shall have the power to approve before execution any long-term contracts between the Company or its subsidiaries, on the one hand, and the controlling shareholder or subsidiaries, affiliates, entities under common control or controlling shareholders of the latter, or companies that are otherwise related parties with respect to Company, on the other hand, except when the contracts consist of standard forms.

          Sole Paragraph - Without prejudice to the provisions of (S) 1 of Art. 115 of Law No. 6,404/76, preferred shareholders shall have the right to vote on decisions taken at Meetings of Shareholders of the kind referred to in item XVII of this article, as well as those relating to the amendment or revocation of the following provisions of this Charter:

          I.    main paragraph of Art. 12;

          II.   the sole paragraph of Art. 13; and

          III.  Art. 37.

          Art. 13 - Meetings of Shareholders shall be called by the Board of Directors, and minutes of meetings shall be approved by the Chairman or as provided in the Sole Paragraph of Art. 123 of Law No. 6,404/76.

          Sole Paragraph - In the cases provided for in Art. 136 of Law No. 6,404/76, the first notice of the Meeting of Shareholders shall be given at least thirty days in advance and the second notice shall be given at least ten days in advance.

          Art. 14 - The Meeting of Shareholders shall be opened by the President of the Board of Directors, who will be the chairman of the meeting and will select its secretary.

          Art. 15 - Minutes of Meetings of Shareholders shall be prepared and shall be signed by the officers and by shareholders present at the meeting who represent at least the minimum required for the decisions made.

          First Paragraph - Unless the chairman of the meeting decides to the contrary, the minutes shall be prepared in summary factual form and shall reflect dissenting opinions and protests.

          Second Paragraph - Unless the meeting decides to the contrary, the minutes shall be published without the signatures of the shareholders.
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                                  CHAPTER IV
                           MANAGEMENT OF THE COMPANY

          Art. 16 - The Company shall be managed by the Board of Directors and by the Executive Officers.

                                   SECTION I
                              BOARD OF DIRECTORS

          Art. 17 - In addition to its powers granted by law, The Board of Directors shall:

          I.    approve the general plans of the Company;

          II. approve the Internal Regulations of the Company, define its organizational structure and specify the powers of each Executive Officer, in accordance with applicable law and the provisions of this Charter;

          III.  approve and amend the Internal Regulations of the Board;

          IV. grant leaves of absence and vacations to members of the Board, indicating the respective alternates

          V. open or close subsidiaries, agencies, branches, offices, departments and representative offices of the Company anywhere in Brazil or abroad, as well as create other executive offices in the Company or its subsidiaries that it deems necessary;

          VI. authorize purchases of shares of the Company or affiliated or controlled companies for retention in treasury or cancellation, under the conditions established by current legislation;

          VII. by delegation of the Meeting of Shareholders, decide on the terms for issuance of debentures, including maturity date and terms, amortization or redemption, date and terms for payment of interests, for participation in profits and for reimbursement bonuses, if any, and the manner of subscription or placement, as well as the type of debentures;

          VIII. authorize the issuance of commercial paper by the Company;

          IX.   authorize disposals of real property of the Company;

          X. authorize sale, borrowing, lease or burden of assets whose value is in excess of five hundred thousand reais (R$ 500,000.00);

          XI. authorize concession of borrowings, assumption of debts or giving guaranty in favor of third parties, unless it is done in favor of companies controlled by the Company;

          XII. authorize the signature of agreements or the practice of other acts that result in obligation for the Company in excess of five hundred thousand reais (R$ 500,000.00);
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          XIII.  authorize the acquisition of assets by the Company in a centralized way or for its controlled or affiliated companies every time it is convenient under technical, economic aspects and/or opportunity, or the realization of investments in an amount exceeding five hundred thousand reais (R$ 500,000.00) per year;

          XIV. authorize the incorporation or extinction of subsidiaries of the Company, the acquisition or disposition of participations of the Company in the capital of other companies as partner or shareholder, as well as the acquisition and disposition of investments or rights that could be classified as investments in the permanent assets of the Company;

          XV. authorize the beginning of a law suit, the solution of a dispute through arbitration or other procedure, as well as the waiver, deal or agreement with a third party regarding a debt, claim or controversy, which amount exceeds five hundred thousand reais (R$ 500,000.00);

          XVI. authorize the Company to be responsible for the relationship among the controlled and affiliated companies and the Ministry of Communications, ANATEL and other governmental agencies;

          XVII.  elect and dismiss, at any time, any of the Executive Officers;

          XVIII. carry out other activities assigned to it by law, by this Charter, by the Meeting of Shareholders or by the Ministry of Communications.

          Art. 18 - The Board of Directors shall be composed of 7 (seven) members, elected by the Meeting of Shareholders.

          Sole Paragraph - Elected by the Meeting of Shareholders, the members of the Board of Directors shall have mandate for a term of three years, a year consisting of the period between two Annual Meetings of Shareholders.

          Art. 19 - The Board of Directors shall elect its Chairman.

          Sole Paragraph - with exception of the provision of the third paragraph of Art. 150 of Law 6.404/76, in the case of vacancy in the Board of Directors, the Chairman of the Board of Directors shall call the Meeting of Shareholders to elect a substitute, who shall complete the mandate of his/her predecessor. In the case the vacant position is of the Chairman of the Board of Directors, another member of the Board of Directors shall be in charge of calling the Meeting of Shareholders.

          Art. 20 - The Board of Directors shall hold a regular meeting once every three months and shall hold special meetings when they are called by the Chairman or by two members of the Board of Directors, and minutes of meetings shall be prepared.

          Sole Paragraph - Notwithstanding any formality, the Meeting of the Board of Directors at which are present all of its members shall be considered duly called and installed.
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          Art. 21 - The Board of Directors shall act by absolute majority vote of its elected members; the Chairman shall be responsible for consolidating these decisions when necessary.

                                  SECTION II
                          BOARD OF EXECUTIVE OFFICERS

          Art. 22 - The Board of Executive Officers shall consist of 1 (one) President and 3 (three) Executive Officers designated Executive Officer for Operations, Executive Officer for Business and Executive Officer for Support and Market Relations, elected and dismissable at any time by the Board of Directors.

          Art. 23 - The mandate of the Board of Executive Officers shall be 3 (three) years, reelection being permitted.

          Sole Paragraph - For the purposes of this article, a year shall consist of the period between two Annual Meetings of Shareholders.

          Art. 24 - In the event of absences or impediments, the President shall be replaced by one of the Executive Officers according to decision by the Board of Executive Officers.

          Sole Paragraph - In the case of vacancy of the Board of Executive Officers, the Chairman of the Board of Directors shall call a meeting of the Board of Directors to appoint the substitute, who will complete the mandate of his/her predecessor.

          Art. 30 - The need of previous authorization by the Board of Directors in the cases previewed in this charter being considered, the Board of Executive Officers shall have the power:

                 I. to establish specific policies and guidelines within the general business policies established by the Board of Directors;

                 II. to approve agreements between its subsidiaries and entities that provide telecommunications services and to submit to the Meeting of Shareholders, through the Board of Directors, contracts of the kind referred to in Art. 12, main paragraph, and to ensure that its subsidiaries do the same;

                 III. to elaborate the budget and general plans of the Company and submit the budget and plans to the Board of Directors for approval;

                 IV. to approve proposals of its subsidiaries relating to corporate strategy, general organizational guidelines, corporate guidelines for developing market and network strategies, capital investment plans and budgets;

                 V. to report periodically to the Board of Directors on the general
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                        progress of the Company's business;

                 VI. to approve lists of proposals of the Company and its subsidiaries for negotiations with the regulatory agency;

                 VII. to appoint representatives of the Company to participate in the management of companies in which it has invested;

                 VIII. to propose the compensation criteria for the Executive Officers, members of the Board of Directors and members of the Statutory Audit Committee of its subsidiaries, legal dispositions observed;

                 IX. to propose to the Board of Directors the Regiment of the Company with the respective organizational structure and opine with respect to its subsidiaries organizational structures;

                 X. to authorize reasonable contributions for the benefit of employees or the community, bearing in mind the Company's social responsibilities;

                 XI. to submit proposals to the Board of Directors regarding the chart of staff positions and salaries, work rules, the workforce chart, and the Company's employee benefits plan;

                 XII. to decide on the structuring and implementation of training and human resources management plans and programs;

                 XIII.  to approve purchases of insurance for the Company;

                 XIV. to approve pay schedules and adjustments and benefits granted to employees and their families;

                 XV. to decide on proposals regarding the management and development of human resources that are formulated by its subsidiaries, including those concerning workforce charts;

                 XVI. to approve the opening of accounts with financial institutions and borrowings by the Company, in Brazil or abroad, in accordance with applicable law;

                 XVII. to approve the creation of liens on property of the Company to secure financings of the Company and its subsidiaries;

                 XVIII. to decide on financings, borrowings, and the granting of sureties, bonds and other similar guaranties and the relending of funds to its subsidiaries;

                 XIX. to approve proposals, to be submitted to the National Telecommunications Agency - ANATEL (Agencia Nacional de Telecomunicacoes - ANATEL), for the adjustment of tariffs and prices for cellular mobile communications services in the concession areas of the Company;
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                 XX.    to approve rules for the extension of loans to employees
                        by financial institutions with the participation of the Company;

                 XXI. to authorize the disposal, by the Company's subsidiaries, of permanent assets used in providing cellular mobile communications services, and the constitution of liens on such assets; and

                 XXII. to decide on other matters deemed to be under the collective jurisdiction of the Board of Executive Officers, or matters referred by the Board of Directors.

          Art. 26 - The specific powers of the President and other members of the Board of Executive Officers are as follows:

          I - PRESIDENT:

          a) to represent the Company in court or otherwise, vis-a-vis its subsidiaries, the shareholders and the general public, with power to appoint attorneys in fact or name representatives;

          b)    to supervise the Company's activities;

          c) to keep the Board of Directors informed at all times on the business of the Company and its subsidiaries;

          d) to delegate authority to the other members of the Board of Executive Officers and to employees to carry out specific actions;

          e) to draw up documents that reflect the decisions of the Board of Executive Officers or that derive from those decisions;

          f) to appoint persons to represent the Company at meetings of shareholders of its subsidiaries and of other companies in which it has an equity interest;

          g) to authorize the publication of the Annual Report on the Company's Activities;

          h) to direct activities related to the management of regulations, legal advice and auditing;

          i)    to call meetings of the Board of Executive Officers;

          j) to supervise compliance with governmental guidelines related to the activities of the Company and its subsidiaries;

          k) to decide on matters within his jurisdiction, in accordance with the policies and guidelines established by the Board of Executive Officers, with the exception of the cases referred to in Art. 30; and

          l) to carry out emergency actions ad referendum of the Board of Executive Officers.
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          II - Other Executive Officers:

          a) to replace the President in the event of absence or impediment, according to resolution by the Board of Executive Officers;

          b)    to assist the President in the performance of his duties;

          c) to direct the coordination of business planning and development for the Company and its subsidiaries;

          d)    to administer the Company's shareholdings in its subsidiaries;

          e)    to draft the Annual Report on the Company's Activities;

          f) to decide on matters within his jurisdiction, in accordance with the policies and guidelines established by the Board of Executive Officers, with the exception of the cases referred to in Art. 30; and

          g)    to carry out other tasks delegated to him by the President.

                                   CHAPTER V
                           STATUTORY AUDIT COMMITTEE

          Art. 27 - The Statutory Audit Committee shall function on a permanent basis.

          Art. 28 - The Statutory Audit Committee shall be composed of a minimum of 3 (three) and a maximum of 5 (five) members, and the same number of alternates, who need not be shareholders, elected by the Meeting of Shareholders in the terms of the forth paragraph of Art. 161 of Law 6.404/76.

          First Paragraph - The members of the Statutory Audit Committee shall be elected for a term of one year, consisting of the period between two Annual Meetings of Shareholders, and they shall be eligible for reelection.

          Second Paragraph - At the first meeting of the members of the Statutory Audit Committee, they shall elect a Chairman, who shall be responsible for implementing the decisions and/or orientations of the committee.

          Third Paragraph - The Statutory Audit Committee may ask the Company to appoint qualified personnel to act as secretary and to provide technical support.
          Art. 29 - The Statutory Audit Committee shall hold a regular meeting once a month and shall hold special meetings as necessary.

          First Paragraph - Meetings shall be called by the President of the Company or by any member of the Committee.

          Second Paragraph - Notwithstanding any formality, the Meeting of the Statutory Audit Committee at which are present all of its members shall be considered duly called and installed.
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          Third Paragraph - The Committee shall act by majority vote, with a majority of the members present.

          Art. 30 - Each member of the Statutory Audit Committee shall be replaced, in the event of absence or impediments, by the respective alternate member.

          Art. 31 - In case of vacancy on the Statutory Audit Committee, the respective alternate shall take the place of the regular one; in the case there is no alternate, the first Meeting of Shareholders to be held will appoint the member for the vacant position.

          Art. 32 - The compensation of the members of the Statutory Audit Committee shall be determined by the Meeting of Shareholders that elects them, the third paragraph of Art. 162 of Law 6.404/76 being observed.

          First Paragraph - The compensation shall be paid in the same manner and timing as that of the Executive Officers.

          Second Paragraph - Active alternate members shall be entitled to compensation during the periods in which they act as replacements, counting from month to month.

                                  CHAPTER VI
                     FISCAL YEAR AND FINANCIAL STATEMENTS

          Art. 33 - The fiscal year shall have a duration of 12 (twelve) months, beginning on the 1st (first) of January of each year and ending on the last day of December.

          Art. 34 - Along with the financial statements, the management bodies of the Company shall submit to the Meeting of Shareholders proposals regarding the distribution of the net profits for the year.

            First Paragraph -  The net profits shall be allocated as follows:

                I. 5% (five percent) to the legal reserve, up to 20% (twenty percent) of the paid-in capital; and

                II. 25% (twenty five percent) of the net profits adjusted in accordance with items II and III of Art. 202 of Law No. 6,404/76 shall be distributed as minimum mandatory dividends to all shareholders, in accordance with the provisions of the following article, and this amount shall be increased until it equals the amount to be paid as preferred dividends on the preferred shares.

          Second Paragraph - The balance of the net profits not allocated to the payment of the minimum mandatory dividend or the preferred dividends on preferred shares shall be allocated according to the decision of the Meeting of Shareholders.

          Third Paragraph - Depending on the annual net profits, cumulated profits or profits reserves, the Board of Directors may, by proposal from the Board of Executive
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Officers, authorize the distribution of intermediary dividends, Art. 204 and its
Paragraphs of the Corporations Law being observed.

          Art. 35 - The minimum mandatory dividend amount shall be allocated first to payment of the preferred dividends on preferred shares, up to the preferred limit, and thereafter by payments to the holders of common shares up to the same limit as the preferred shares. The balance, if any, shall be paid pro rata to all the shares on equal terms.

          First Paragraph - The management bodies are authorized to pay or credit interest on capital as provided in (S) 7 of Article 9 of Law 9,249/95 of 12/26/95 and applicable law and regulations, up to the limit of the minimum mandatory dividends provided for in Article 202 of Law 6,406/76, which shall be credited against said dividends, even when included in the minimum dividend for preferred shares.

              Second Paragraph - Dividends not claimed within 3 (three) years shall revert to the Company.

                                  CHAPTER VII
                          LIQUIDATION OF THE COMPANY

          Art. 36 - The Company shall be liquidated in the cases provided for by law, or by decision of the Meeting of Shareholders, which shall determine the manner of liquidation, shall select the liquidator, and shall install a Statutory Audit Committee for the period of the liquidation, elect its members and determine their compensation.

                                 CHAPTER VIII
                              GENERAL PROVISIONS

          Art. 37 - Approval by the Company, through its representatives, of mergers, split-ups, consolidations, or dissolutions of its subsidiaries shall be preceded by an economic-financial analysis performed by an independent company of recognized international standing, to confirm that all of the companies involved are being treated equitably; the shareholders of the companies involved shall have full access to the report on the analysis.